SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                January 12, 2006
                        (Date of earliest event reported)



                         Commission file number: 014754


                        ELECTRIC AND GAS TECHNOLOGY, INC.
        (Exact name of small business issuer as specified in its charter)


             TEXAS                                               75-2059193
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

                     3233 W. Kingsley, Garland, Texas 75041
                    (Address of principal executive offices)

                   (972) 840-3223 (Issuer's telephone number)

                                 NOT APPLICABLE
         (Former name, former address and former fiscal year, if changed since last report)

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES


On January 12, 2006, the Company sold and issued three hundred seventy five thousand (375,000) shares of Common Stock at a price of $0.60 per share and a Warrant for the purchase of one million one hundred twenty five thousand (1,125,000) shares of Common Stock to Vision Opportunity Master Fund, Ltd. These securities were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933.

The Warrant provides for the purchase of three hundred seventy five thousand (375,000) shares of Common Stock at an exercise price of $1.00 (the Class A Warrant), three hundred seventy five thousand (375,000) shares of Common Stock at an exercise of $1.38 (the Class B Warrant) and three hundred seventy five thousand (375,000) shares of Common Stock at an exercise price of $1.75 (the Class C Warrant). All warrants have a term expiring three (3) years from the date of issuance

In addition, an Over-Allotment Option was issued to Vision Opportunity Master Fund, Ltd., allowing the Holder the right to acquire, (a) up to an additional three hundred fifty seven thousand (357,000) shares of Common Stock (subject to adjustment as a result of stock splits, stock dividends and other similar events) at a price per share of $0.60 and (b) a warrant to purchase three hundred seventy five thousand (375,000) shares of Common Stock at an exercise price of $1.38 per share. The Holder may exercise such right, in whole or in part, at any time during the period commencing on the Closing Date and ending on the date that is four (4) months after the date that the registration statement covering the Warrant Stock and the shares of capital stock of the Company issued pursuant to the Purchase Agreement is declared effective.

ITEM 9.01. - FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits.

Exhibit Number       Description

99.1                 Common stock and warrant purchase agreement,  dated January
                     12, 2006.
99.2                 Investor rights agreement, dated January 12, 2006.
99.3                 Warrant dated January 12, 2006



                                             Electric & Gas Technology, Inc.
                                             (Registrant)

Date:  January 13, 2006                      By: /s/ George M. Johnston
                                                --------------------------------
                                                George M. Johnston
                                                Vice President &
                                                Chief Financial Officer